EXHIBIT 5.1

LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP

August 29, 2003

Health Care Property Investors, Inc.

Suite 900

4675 MacArthur Court

Newport Beach, California 92660

Re:	Health Care Property Investors, Inc., a Maryland corporation (the “Company”) - Issuance and Sale of up to Four Million One Hundred Forty Thousand (4,140,000) shares (the “Shares”) of 7.25% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) of the Company, pursuant to a Registration Statement on Form S-3 (Registration No. 333-86654), as amended and supplemented (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement, which was filed with the Securities and Exchange Commission (the “Commission”) on April 19, 2002 and amended on May 21, 2002, June 7, 2002 and June 10, 2002. You have requested our opinion with respect to the matters set forth below.

In our capacity as special Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 27, 2001;

(ii)	the Second Amended and Restated Bylaws of the Company, dated as of April 28, 1999, Amendment No. 1 to Second Amended and Restated

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.

August 29, 2003

Bylaws of the Company, dated as of September 10, 2001, Amendment No. 2 to Second Amended and Restated Bylaws of the Company, dated as of May 14, 2002, Amendment No. 3 to Second Amended and Restated Bylaws of the Company, dated as of October 7, 2002, Amendment No. 4 to Second Amended and Restated Bylaws of the Company, dated as of May 7, 2003, and Amendment No. 5 to Second Amended and Restated Bylaws of the Company, dated as of May 30, 2003 (collectively, the “Bylaws”);

(iii)	the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)	resolutions of the Board of Directors of the Company, or a committee thereof, duly adopted as of July 24, 2003 and August 13, 2003 (collectively, the “Directors’ Resolutions”);

(v)	a copy of the articles supplementary for the Series E Preferred Stock in substantially the form in which they will be filed with the Department in accordance with the Directors’ Resolutions (the “Series E Articles Supplementary”);

(vi)	the Registration Statement, including all amendments thereto, filed by the Company with the Commission under the Act and the final base prospectus, dated June 10, 2002, and the related final prospectus supplement, dated August 14, 2003;

(vii)	a status certificate of the Department, dated August 20, 2003, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)	a Certificate of Officer of the Company, of even date herewith, executed by Edward J. Henning, Senior Vice President, General Counsel and Corporate Secretary of the Company, to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true and correct, have not been rescinded or modified and are in full force and effect as of the date hereof, and certifying as to the form and approval of the Series E Articles Supplementary; and

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.

August 29, 2003

(ix)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	the aggregate of the offering price of all securities previously issued pursuant to the Registration Statement, together with the offering price of the Shares, will not exceed $975,000,000;

(e)	prior to the issuance and delivery of the Shares, the Series E Articles Supplementary shall be accepted for record by the Department and be effective; and

(f)	none of the Shares will be issued or transferred in violation of the provisions of Section H of the Series E Articles Supplementary relating to restrictions on ownership and transfer of stock.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.

August 29, 2003

2.	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/    BALLARD SPAHR ANDREWS & INGERSOLL